JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is made by and between Go Public LLC, a Delaware limited liability company with its principal place of business at 2000 Banks Road, Margate, Florida 33063 (“Go Public”), and Whitley Law Group, P.C., a Texas professional corporation with its principal place of business at 1001 South Dairy Ashford, Suite 100, Houston, Texas 77077 (“WLG”). The above entities may be referred to jointly as the “Parties”, or if referring to only one entity, “Party.”

Go Public is a venture development company whose business plan is to take companies public by paying their offering expenses and being compensated in stock.

WLG is a law firm with an active practice in securities and corporate law which desires to use its expertise in a joint venture with Go Public.

Go Public and WLG seek to create companies with minimal assets (“shell companies”), register the shell companies’ shares with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 (“1934 Act”), and then sell the shell companies to private companies for substantial cash and/or equity compensation. This business is referred to as the “Joint Venture.”

The Parties desire to document their agreement in order to further the Joint Venture and their respective business objectives in good faith.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.
Establishment of Joint Venture. There is hereby established a joint venture between Go Public and WLG to create, register, and sell the shell companies. In exchange for the compensation set forth below in Section 3, WLG will provide all necessary legal services to carry out the business of the Joint Venture. Such services are expected to be (but are not limited to): (1) Preparation of the shell companies’ registration statements pursuant to the 1934 Act; (2) Preparation of the 1934 Act periodic reports for the shell companies; and (3) Preparation of the agreements pursuant to which the shell companies are sold. However, WLG’s obligation to provide legal services to the shell companies shall terminate at such time that the shell companies are sold to an unaffiliated thirty party, unless WLG expressly agrees otherwise.

In addition, WLG agrees to make certain modifications to Go Public’s Confidential Private Offering Memorandum at no charge to Go Public. WLG may perform other services for Go Public other than those set forth above, however, such additional services will be billed at WLG’s prevailing fees.

In exchange for the compensation set forth below in Section 3, Go Public agrees to pay all expenses relating to the Joint Venture. Such expenses are expected to be (but are not limited to) organizational expenses for the shell companies, audit fees for the shell companies, and printing and filing expenses.

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The Parties agree to perform in good faith all services necessary to further the business of the Joint Venture. Any services other than those set forth above shall be performed jointly by the Parties unless one Party agrees to perform such services individually.

2.
Joint Consultation. All business decisions relating to the Joint Venture shall be consulted among Go Public and WLG and unanimously agreed upon. James Vogel and Samuel Whitley shall be named as directors of the shell companies.

3.
Split of sale proceeds. Each Party shall receive fifty percent (50%) of the sale proceeds of all shell companies created pursuant to this Joint Venture. Each Party’s share of the proceeds shall be calculated without taking into account any expenses attributable to the Joint Venture or the shell companies.

The proceeds of sale from a shell company shall be considered attributable to each Party’s sale of the shell company’s stock up to the full 50% of the sale proceeds to which each Party is entitled. If WLG does not subscribe to the full amount of shares permitted by Section 4 below, then its portion of the sale proceeds shall be paid to WLG as legal fees for services rendered for the benefit of the Joint Venture.

4.
Stock subscription. It is contemplated that Go Public will be the only shareholder in the shell companies created pursuant to the Joint Venture and that in such case, the 50% split paid to WLG will be for legal expenses. However, WLG may purchase up to 50% of the stock of any shell company at any time before sale of the shell company to an unaffiliated third party by giving notice to Go Public and the shell company of WLG’s desire to subscribe to such stock. The amount paid for such stock shall not exceed the par value per share times the amount of shares subscribed, or if the shares have no par value, then an aggregate subscription price of one dollar ($1). However, in no case shall WLG’s share of the sale proceeds (whether paid as legal fees or as gains attributable to the shell companies’ stock) exceed 50%.

5.
Joint venture company. Go Public and WLG may decide to form a corporate entity for the Joint Venture in the future. The terms of this Agreement shall be reflected in the organizational documents of such entity to the extent possible. To the extent that the terms of this Agreement are not incorporated into any such organizational documents, the terms of this Agreement shall remain in effect.

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6.
Ethics disclosure. WLG hereby makes the following disclosure to Go Public pursuant to Rule 1.08 of the Texas Disciplinary Rules of Professional Conduct: WLG currently provides legal representation to Go Public, and by virtue of this Agreement, WLG is entering into a business arrangement with a client. You are entitled to have independent counsel review this Agreement and advise you as to your legal rights.

WHEREFORE, this Agreement is entered into as of the 22nd day of July, 2008.

GO PUBLIC LLC

By: /s/
       James Vogel
       Managing Member

WHITLEY LAW GROUP, P.C.

By: /s/
       Samuel E. Whitley
       President

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